EXHIBIT 99.2

Unaudited Proforma Combined Statements:

Page

Unaudited Proforma Combined Statement of Operations – Year Ended February 28, 2010	3

Unaudited Proforma Combined Statement of Operations – Three Months Ended May 31, 2010	4

ProForma Financial Information
(Unaudited)

Effective May 20, 2010, Kurrant Mobile Catering Inc., located in the State of Colorado, USA, entered into a Share Exchange Agreement with Pierre Turgeon, a shareholder of Transit. Kurrant Mobile acquired 100 shares, or fifty percent (50%) of the 200 total issued and outstanding Class A shares, par value $0.001 per share, of Transit in exchange for issuance of 90,000,000 shares of common stock of Kurrant Mobile representing approximately 98.5% of the total issued and outstanding shares of Kurrant Mobile. The Share Exchange Agreement provided for the merger of Transit with and into Kurrant Mobile, with Transit continuing as the surviving entity in the merger as a fifty percent (50%) owned subsidiary of Kurrant Mobile. For SEC reporting purposes, the Agreement between Kurrant Mobile and Transit was treated as a reverse merger since the power to control Transit exists with Pierre Turgeon by agreement with the other stockholder, with Transit being the "accounting acquirer" and, accordingly, Transit assuming Kurrant Mobile's reporting obligations with the SEC.

The following selected unaudited pro forma financial information is based on the historical financial statements of Kurrant Mobile Catering, Inc. (“Kurrant”) and Transit Publishing, Inc. (“Transit”) and has been prepared to illustrate the effect of Transit’s reverse acquisition of Kurrant.  The unaudited pro forma information has been prepared treating the transaction as a reverse merger whereby Transit is the acquirer for accounting purposes.  No pro forma balance sheet is presented as the latest balance sheet dated May 31, 2010 included in the Form 10-Q/A filed on July 21, 2010 incorporates the account balances of Kurrant and Transit and thus gives effect to the merger as of May 31, 2010.  The pro forma statements of operations give effect to the merger as if it occurred at the beginning of each period presented.

The pro forma information presented may not be indicative of the results of operations had the transaction been at the beginning of the each of the periods presented, nor is it indicative of the future results of operations for the combined entity.

KURRANT MOBILE CATERING, INC.
Proforma Combined Statement of Operations
For the year ended February 28, 2010
 (Unaudited)

	Kurrant Mobile Catering, Inc.	Transit Publishing, Inc.	Proforma Adjustments		Proforma Combined

Revenues	$-	$2,412,738	$-		$2,412,738
Cost of sales	-	1,801,953	-		1,801,953
Operating expenses	16,054	462,989	-		479,043
Depreciation and amortization expense	-	2,676	-		2,676
Total costs and expenses	16,054	2,267,618	-		2,283,672

Operating income (loss)	(16,054)	145,120	-		129,066

Other income (expenses):
Interest expense	(5,009)	(8,142)	-		(13,151)
Foreign currency gain	-	4,188	-		4,188
Total other income (expense)	(5,009)	(3,954)	-		(8,963)

Income (loss) before income taxes	(21,063)	141,166	-		120,103
Income tax expense	-	(40,659)	-		(40,659)
Net income (loss)	$(21,063)	$100,507	$-		$79,444
Less: Net income attributable to the non-controlling interest	-	-	(50,254)	(a)	(50,254)

Net income (loss) attributable to the controlling interest	$(21,063)	$100,507	(50,254)		29,190

Less: Dividends		(114,002)	57,001	(a)	(57,001)
Net loss available to common shareholders	$(21,063)	$(13,495)	$6,747		$(27,811)

Net loss per common share – basic and diluted	$(0.01)		$-		$(0.00)
Weighted average number of common share outstanding - basic and diluted	1,404,254		90,000,000		91,404,254

(a)  To record net income and dividends attributable to Transit’s non-controlling 50% shareholders.

KURRANT MOBILE CATERING, INC.
Proforma Combined Statement of Operations
For the three months ended May 31, 2010
(Unaudited)

	Kurrant Mobile Catering, Inc.	Transit Publishing, Inc.	Proforma Adjustments		Proforma Combined

Revenues	$-	$319,264	$-		$319,264
Costs and expenses
Cost of sales	-	257,658	-		257,658
Operating expenses	13,607	224,924	-		238,531
Depreciation and amortization	-	670	-		670
Total costs and expenses	13,607	483,252	-		496,859

Operating loss	(13,607)	(163,988)	-		(177,595)

Other income (expenses):
Interest expense	(1,577)	(1,832)	-		(3,409)
Foreign currency gain		15,361	-		15,361
Total other income (expense)	(1,577)	13,529	-		11,952

Net loss	(15,184)	(150,459)	-		(165,643)
Net income (loss) attributable to the non-controlling interest	-	-	75,230	(a)	75,230

Net loss attributable to the controlling interest	$(15,184)	$(150,459)	$75,230		$(90,413)

Net loss per share -
basic and diluted	$(0.02)		-		$(0.00)

Weighted average number of
common shares outstanding -basic and diluted	4,339,037		87,065,217		91,404,254

(a)  To record net loss attributable to Transit’s non-controlling 50% shareholders.